UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Director

On October 29, 2012, Stephen Felsher informed NTELOS Holdings Corp. (the “Company”) of his intention to resign as a director, effective upon the appointment of his successor. Mr. Felsher’s successor was elected on November 2, 2012. Mr. Felsher served on the board as a designee of the Quadrangle Entities (defined below) pursuant to their rights under the Amended and Restated Shareholders Agreement, dated as of February 13, 2006, among the Company, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A, LP, Quadrangle NTELOS Holdings II LP (together with Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A, LP, the “Quadrangle Entities”) and the management shareholders named therein. There were no disputes or disagreements between Mr. Felsher and the Company.

Election of Directors

On November 2, 2012, the board of directors of the Company, upon a recommendation of the Nominating and Corporate Governance Committee, elected Alfheidur H. Saemundsson and Stephen C. Duggan to fill the vacancies existing on the Board of Directors effective November 2, 2012. Ms. Saemundsson and Mr. Duggan are expected to be nominated for re-election at the Company’s 2013 Annual Meeting. Mr. Duggan will serve on the Company’s Audit Committee.

Ms. Saemundsson, age 33, is a Vice President of Quadrangle Group LLC. Before joining Quadrangle Group, from 2005-2011 she was a Vice President, media and telecom investment banking, at Citigroup Global Markets Inc. From 2003 to 2004, Ms. Saemundsson was an analyst with British Sky Broadcasting in the United Kingdom.

Mr. Duggan, age 46, is a Senior Director, Service Management with Viacom, Inc. From 2010-2011, he was President and then President & Chief Executive Officer of Athlon Sports Communications, Inc. Prior to Athlon Sports, he served as the Chief Executive Officer of Alpha Media Group, Inc. from 2008 to 2009, and served as its Chief Operating & Financial Officer earlier in 2008. From 2003 to 2008, Mr. Duggan was the Chief Operating Officer, Chief Financial Officer and Secretary of Publishing Group of America, Inc., and served as its Senior Vice President and Chief Financial Officer from 1999 to 2003.

Ms. Saemundsson and Mr. Duggan do not have any relationships with the Company that would require disclosure pursuant to Item 404(a) of SEC Regulation S-K. Ms. Saemundsson and Mr. Duggan do not have a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

Ms. Saemundsson, as a designee of the Quadrangle Entities, will not receive any compensation from the Company for her service on the Board. Mr. Duggan will receive director compensation as disclosed in the proxy statement filed in connection with the Annual Meeting of Stockholders held on May 1, 2012 (the “Proxy Statement”). Mr. Duggan is also expected to receive, in connection with his appointment, a grant of restricted stock and options prorated for 2012, based on the amounts disclosed in the Proxy Statement as annual director equity grants.

Appointment of Principal Accounting Officer

On November 2, 2012, the board of directors of the Company appointed Jay Turtora, the Company’s current Vice President, Controller, as Principal Accounting Officer, effective November 2, 2012. Mr. Turtora will replace Stebbins B. Chandor Jr. as the Company’s Principal Accounting Officer. Mr. Chandor will continue to serve as Chief Financial Officer and Principal Financial Officer.

Mr. Turtora, age 45, has served as Vice President, Controller of the Company since September 2012. Prior to joining the Company, Mr. Turtora served as the Chief Financial Officer of Point Blank Solutions, Inc. from 2011 to 2012. From 2010 to 2011, Mr. Turtora was the Corporate Controller & Chief Accounting Officer of DSJP Enterprises, Inc. From 2007 to 2010, he served as Chief Financial Officer and Vice President of Finance of Cellular Center, LLC. From 1994 through 2007, Mr. Turtora served in various positions of increasing responsibility with Centennial Communications, culminating with the position of Vice President, Caribbean Controller.

Mr. Turtora has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Turtora is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Turtora has not entered into any material plan, contract, arrangement or amendment related to his current compensation in connection with his appointment as Principal Accounting Officer.

Item 8.01	Other Events

On October 31, 2012, the Company announced that it will release its financial results for the third quarter and year-to-date 2012 on the morning of November 8, 2012. The Company will also conduct an investor conference call at 10 am Eastern time on that date to discuss the results. Instructions on how to participate in the conference call are contained in the press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2012

NTELOS HOLDINGS CORP.

By:	/s/ Brian J. O’Neil
Brian J. O’Neil
Executive Vice President, General Counsel and Secretary

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